Exhibit 99.(27)(m)


                      Survivorship Variable Universal Life
                           Prospectus Filing May 2003

Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were dedcuted the from annual investment returns of the sub-accounts

Hypothetical Gross Annual Investment Return               6.00%
less     Arithmetic Average of
         Total Contractual Porfolio Expenses       -      1.13%
less     Guaranteed
         Mortality and Expense Fee                 -      0.90%
                                                         =======
Fund Crediting Rate (Net Annual Investment Rate)   =      3.97%

                      Survivorship Variable Universal Life
                           Prospectus Filing May 2003

  Male   Preferred          Nonsmoker       Age 57                 Fixed Insurance Amount
Female   Preferred Best     Nonsmoker       Age 53                 CVAT
                                                                   Maximum Charges
Face:             1,000,000                                        Assume Annual Payment of 10,000 in all years
                                                                   Hypothetical Annual Return of 6% Gross, 3.97% Net

Policy --- Year 5
                 (0a)       (0b)    (1)        (2)       (3)      (4)     (5)      (6)      (7)        (8)         (9)
                  BOP       BOP                          Per      Per    Montly            Total                  Total
               Contract    Accum  Premium  Per Policy  Premium  $1,000    Cost   Monthly  Contract  Surrender     Cash
 Month  YEAR     Fund      Prems   Paid       Loads     Loads    Load    Of Ins  Interest   Fund     Charges   Surr Value
 -----  ----     ----      -----   ----       -----     -----    ----    ------  --------   ----     -------   ----------
    1     5   28,668.29   44,163   10,000       10      1,950     100    61.05    118.76  36666.00    8,000      28,666
    2     5      36,666   54,340       --       10         --     100    61.06    118.59  36613.53    8,000      28,614
    3     5      36,614   54,518       --       10         --     100    61.06    118.42  36560.89    8,000      28,561
    4     5      36,561   54,697       --       10         --     100    61.06    118.25  36508.08    8,000      28,508
    5     5      36,508   54,876       --       10         --     100    61.07    118.08  36455.09    8,000      28,455
    6     5      36,455   55,055       --       10         --     100    61.07    117.91  36401.93    8,000      28,402
    7     5      36,402   55,236       --       10         --     100    61.07    117.74  36348.60    8,000      28,349
    8     5      36,349   55,416       --       10         --     100    61.08    117.56  36295.08    8,000      28,295
    9     5      36,295   55,598       --       10         --     100    61.08    117.39  36241.39    8,000      28,241
   10     5      36,241   55,780       --       10         --     100    61.08    117.21  36187.52    8,000      28,188
   11     5      36,188   55,963       --       10         --     100    61.09    117.04  36133.47    8,000      28,133
                                                                                                                -------
   12     5      36,133   56,146       --       10         --     100    61.09    116.86  36079.24    8,000      28,079
                                                                                                                -------

                   (10)      (11)       (12)         (13)        (14)
                    EOP                  EOP         EOP         EOP
                   Basic   Corridor   Corridor      Death       Accum
Month  YEAR         DB      Factor       DB        Benefits   Prems Paid
-----  ----         --      ------       --        --------   ----------
   1     5       1,000,000   3.10     113,665     1,000,000     54,340
   2     5       1,000,000   3.10     113,502     1,000,000     54,518
   3     5       1,000,000   3.10     113,339     1,000,000     54,697
   4     5       1,000,000   3.10     113,175     1,000,000     54,876
   5     5       1,000,000   3.10     113,011     1,000,000     55,055
   6     5       1,000,000   3.10     112,846     1,000,000     55,236
   7     5       1,000,000   3.10     112,681     1,000,000     55,416
   8     5       1,000,000   3.10     112,515     1,000,000     55,598
   9     5       1,000,000   3.10     112,348     1,000,000     55,780
  10     5       1,000,000   3.10     112,181     1,000,000     55,963
  11     5       1,000,000   3.10     112,014     1,000,000     56,146
                                                  ---------     ------
  12     5       1,000,000   3.10     111,846     1,000,000     56,330
                                                  ---------     ------

(0a) BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

(0b) BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)   Premium paid = $10,000

(2)   Per Policy load = $10 per month.

(3)   Per PremiumLoad = Sales/Admin/Tax = 19.5% of premium paid

(4)   Per $1,000 load - $0.1 per month per 1,000 of insurance amount

(5) Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday frazierized second-to-die qx

(6) Monthly Interest - interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=3.97% is the net crediting interest rate.

(7)   Total Contract Fund - End of Period contract fund = (0) + (1) - (2) - (3)
      - (4) - (5) +(6)

(8) Surrender Charges = charged per unit of face amount = Face amount/1000 * $8.00/1000 = $8,000 for duration 5

(9) Total Cash Surr Value = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)  EOP Basic DB - End Of Period Death Benefit = face amount

(11) Corridor factor - cash value accumulation corridor factor for joint equal age of 55

(12)  EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13) EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14) EOP Accum Prems Paid - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5